NEWS RELEASE                                    FOR RELEASE OCT. 30, 2003
                                                6 a.m. Eastern Time

CONTACTS:

Keith A. Cheesman, Investors, (513) 763-1936
Lori Dorer, Media, (513) 345-1685

          KENDLE INTERNATIONAL INC. REPORTS THIRD QUARTER 2003 RESULTS

               EPS of $0.03 Exceeds Estimates; Earnings Represent
               Strong Performance by Kendle's European Operations

     - Net service revenues back on track with prior year
     - Cash flow from operations strong at $8.4 million for the quarter
     - DSOs at 46 days down from 54 at second quarter 2003

CINCINNATI, Oct. 30, 2003-- Kendle International Inc. (Nasdaq: KNDL), a leading full-service contract research organization, today reported third quarter 2003 financial results.

Net service revenues for third quarter 2003 were $40.4 million compared to net service revenues of $41.0 million for third quarter 2002. Net service revenues by geographic region were 63 percent in North America, 33 percent in Europe and 4 percent in the Asia-Pacific region. The top five customers based on net service revenues accounted for 52 percent of net service revenues for third quarter 2003.

Reimbursable out-of-pocket revenues and expenses were $12.7 million for third quarter 2003 compared to $11.5 million in the same quarter a year ago.

Income from operations for third quarter 2003 was approximately $1.0 million or
2.6 percent of net service revenues. Included in income from operations for the quarter is a $897,000 charge for severance and outplacement costs related to the workforce realignment plan that was implemented during the quarter. Including the charge related to the workforce realignment plan, net income for the quarter was approximately $344,000, or $0.03 per basic and diluted share. Excluding this charge, net income for the quarter was approximately $890,000, or $0.07 per diluted share.

"Kendle delivered higher-than-expected results for the quarter, reflecting strong revenue growth from our European operations," said Chairman and Chief Executive Officer Dr. Candace Kendle. "Our focus continues to be on operational excellence through the new operating unit structure we are putting into place to better serve our customers over the long term. We are pleased with our progress during the quarter in transitioning to this more project-focused approach to serving our customers, and believe the efficiencies we are putting into place now position us well for future productivity and profitability."

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Cash flow from operations for the quarter was $8.4 million. Cash and marketable securities totaled $25.8 million and bank borrowings totaled $10.5 million at Sept. 30, 2003. Days sales outstanding in accounts receivable were 46 compared to 55 at Sept. 30, 2002, and capital expenditures for third quarter 2003 totaled $800,000.

New business awards were $47 million for third quarter 2003. Contract cancellations for the quarter were $11 million. "We are encouraged by the increase in outsourcing activity from our customers globally and our largest customer in particular thus far in the second half of 2003, and believe these factors further demonstrate our business and the industry environment are improving," said Dr. Kendle. Total business authorizations, which consist of signed backlog and verbally awarded business, totaled $170 million at Sept. 30, 2003, compared to $187 million at Sept. 30, 2002.

"Also during the quarter, we continued to execute against our global growth strategy through the signing of an agreement to acquire Mexican CRO Estadisticos y Clinicos Asociados, S.A. (ECA), furthering our capability to conduct clinical trials in the expanding Latin American market for pharmaceutical development," added Dr. Kendle. "We continue to evaluate strategic acquisition opportunities to build our geographic and service capabilities for our customers worldwide."

Net service revenues for the nine months ended Sept. 30, 2003, were $116.1 million compared to net service revenues of $128.6 million for the nine months ended Sept. 30, 2002. Net service revenues by geographic region were 67 percent in North America, 30 percent in Europe and 3 percent in the Asia-Pacific region. The top five customers based on net service revenues accounted for 49 percent of net service revenues for the nine months ended Sept. 30, 2003.

Reimbursable out-of-pocket revenues and expenses were $38.6 million for the nine months ended Sept. 30, 2003, compared to $36.0 million in the same period a year ago.

For the nine months ended Sept. 30, 2003, the Company recorded income from operations of approximately $77,000, which includes charges of $576,000 in severance and office consolidation costs recorded in the first and second quarters of 2003 as well as the $897,000 charge recorded in the third quarter. In addition, in the second quarter of 2003, the Company recorded a gain on the partial early extinguishment of debt in the amount of $558,000. The Company also recorded a $405,000 non-cash impairment charge to reduce the carrying value of its investment in KendleWits, a 50 percent-owned joint venture in the People's Republic of China. Including these amounts, the net loss for the nine months ended Sept. 30, 2003, was $2.2 million or $0.17 per basic and diluted share. Excluding these amounts, the net loss for the same period was $1.1 million or $0.09 per diluted share.

Capital expenditures for the nine months ended Sept. 30, 2003, totaled $4.5 million. Cash flow from operations for this same period was $4.2 million.

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Kendle International will host its third quarter 2003 conference call Oct. 30,
2003, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed at www.kendle.com. A replay of the Webcast will be available at www.kendle.com shortly after the call for on-demand replay through 5 p.m. Eastern Time on Nov. 30, 2003.

ABOUT KENDLE INTERNATIONAL INC.

Kendle International is a global provider of quality clinical research and development services for the pharmaceutical and biotechnology industries. Headquartered in Cincinnati, Ohio, Kendle is among the world's largest publicly held clinical research organizations, with approximately 1,600 associates worldwide. The company has conducted clinical trials or provided regulatory and validation services in 60 countries. Investor kits are available upon request from Kendle International Inc., 1200 Carew Tower, 441 Vine Street, Cincinnati, OH 45202 or from the Company's web site at www.kendle.com.

Information provided herein, which is not historical information, such as statements about prospective earnings, revenue and earnings growth are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements, including the statements contained herein regarding anticipated trends in the Company's business, are based largely on management's expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, the Company's ability to manage growth and to continue to attract and retain qualified personnel, the Company's ability to complete additional acquisitions and to integrate newly acquired businesses, the Company's ability to penetrate new markets, competition and consolidation within the industry, the fixed price nature of contracts or the loss of large contracts, cancellation or delay of contracts, the progress of ongoing contracts, the ability to maintain existing customer relationships or enter into new ones, cost overruns, the Company's sales cycle, the effects of exchange rate fluctuations, and other factors described in the Company's filings with the Securities and Exchange Commission including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. No assurance can be given that the Company will be able to realize the net revenues included in backlog and verbal awards. Kendle believes that its aggregate backlog and verbal awards are not necessarily a meaningful indicator of future results. All information in this release is current as of Oct. 30, 2003. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

                                       ###


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                            Kendle International Inc.
                   Condensed Consolidated Statement of Income
                      (In thousands, except per share data)
                                   (Unaudited)

                                                                 Three Months Ended            Nine Months Ended
                                                                   September 30,                 September 30,
                                                            ------------------------      ------------------------
                                                               2003           2002           2003          2002
                                                            ---------      ---------      ---------      ---------

Net service revenues                                        $  40,424      $  40,966      $ 116,101      $ 128,581
Reimbursable out-of-pocket revenues                            12,716         11,468         38,642         35,997
                                                            ---------      ---------      ---------      ---------
Total revenues                                                 53,140         52,434        154,743        164,578
                                                            ---------      ---------      ---------      ---------

Costs and expenses:
  Direct costs                                                 22,404         23,900         68,573         76,438
  Reimbursable out-of-pocket costs                             12,716         11,468         38,642         35,997
  Selling, general and administrative expenses                 13,833         11,321         39,322         36,032
  Depreciation and amortization                                 2,244          2,141          6,656          6,196
  Severance costs                                                 897            321          1,473            321
                                                            ---------      ---------      ---------      ---------
  Total costs and expenses                                     52,094         49,151        154,666        154,984
                                                            ---------      ---------      ---------      ---------

Income from operations                                          1,046          3,283             77          9,594

Other income (expense):
  Interest expense                                               (251)          (361)          (799)          (907)
  Interest income                                                  67            173            266            474
  Other                                                          (162)           128           (586)           186
  Investment impairment                                          --             --             (405)        (1,938)
  Gain on debt extinguishment                                    --             --              558           --
                                                            ---------      ---------      ---------      ---------

Income (loss) before income taxes                                 700          3,223           (889)         7,409

Income taxes                                                      356          1,320          1,314          3,756
                                                            ---------      ---------      ---------      ---------


Net income (loss)                                           $     344      $   1,903      ($  2,203)     $   3,653
                                                            =========      =========      =========      =========

Income (loss) per share data:
Basic:

      Net income (loss) per share                           $    0.03      $    0.15      ($   0.17)     $    0.29
                                                            =========      =========      =========      =========

      Weighted average shares outstanding                      13,013         12,777         12,943         12,707

Diluted:

      Net income (loss) per share                           $    0.03      $    0.14      ($   0.17)     $    0.28
                                                            =========      =========      =========      =========

      Weighted average shares outstanding                      13,244         13,441         12,943         13,188

PRO FORMA:

      Pro forma net income (loss) per diluted share:        $    0.07      $    0.16      ($   0.09)     $    0.44
                                                            =========      =========      =========      =========



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                            Kendle International Inc.
                   Reconciliation of GAAP EPS to Pro forma EPS
                                   (Unaudited)

                                                       Three Months Ended        Nine Months Ended
                                                          September 30,              September 30,
                                                     ---------------------     ----------------------
                                                       2003         2002         2003          2002
                                                     --------     --------     --------      --------


GAAP net income (loss) per share                     $   0.03     $   0.14     ($  0.17)     $   0.28

  Severance costs                                        0.04         0.02         0.08      $   0.02
  Investment impairment                                  --           --           0.03      $   0.14
  Gain on extinguishment of debt                         --           --          (0.03)         --



                                                     --------     --------     --------      --------
Pro forma net income (loss) per diluted share        $   0.07     $   0.16     ($  0.09)     $   0.44
                                                     ========     ========     ========      ========

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                            Kendle International Inc.
                       Selected Balance Sheet Information
                                 (In thousands)
                                   (Unaudited)

                                    September 30, 2003       December 31, 2002
                                    ------------------       -----------------


Cash, cash equivalents and
  marketable securities                 $ 25,763                 $ 29,975

Working capital                           39,753                   41,451

Total assets                             149,239                  155,397

Bank borrowings                           10,500                   12,750

Shareholders' equity                      94,674                   94,360
